UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No. __)*



                             BKF Capital Group, Inc.
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                                (Name of Issuer)



                     Common Stock, $1 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    05548G102
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                                 (CUSIP Number)



                               January 9, 2001
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            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       Rule 13d-1(b)

       Rule 13d-1(c)

       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.  05548G102                        13G           PAGE 2 OF  6 PAGES
----------------------------------                        ---------------------


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1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Chilton Investment Company, Inc.
      13-3667517
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
      Instructions)(a)   (b)
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3     SEC USE ONLY
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4     CITIZENSHIP OR PLACE OF ORGANIZATION
      State of Delaware
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              5      SOLE VOTING POWER
  NUMBER OF          384,500

   SHARES     ------------------------------------------------------------------
BENEFICIALLY  6      SHARED VOTING POWER
  OWNED BY    ------------------------------------------------------------------
    EACH      7      SOLE DISPOSITIVE POWER
  REPORTING          384,500
   PERSON     ------------------------------------------------------------------
    WITH      8      SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      384,500
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10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
      Instructions)
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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       5.91 %
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)
      CO
--------------------------------------------------------------------------------



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                                                            PAGE 3 OF 6 PAGES

ITEM 1(A).         NAME OF ISSUER.
                   BKF Capital Group, Inc.

ITEM 1(B).         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                   One Rockefeller Plaza
                   New York, New York, 10020

ITEM 2(A).         NAMES OF PERSON FILING.
                   Chilton Investment Company, Inc.

ITEM 2(B).         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
                   65 Locust Avenue, 2nd Floor
                   New Canaan, CT 06840

ITEM 2(C).         CITIZENSHIP.

                   State of Delaware

ITEM 2(D).         TITLE OF CLASS OF SECURITIES.

                   Common Stock, $1 par value

ITEM 2(E).         CUSIP NUMBER.

                   05548G102

ITEM 3.

            If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

            (b) Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

            (c) Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

            (d) Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e) An investment adviser in accordance with Rule
13d-1(b)(1)(ii)(E);

            (f) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

            (g) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

            (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

            (i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

            (j) Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.       OWNERSHIP.

              (a)     Amount beneficially owned:    384,500 shares

              (b)     Percent of class: 5.91%

              (c)     Number of shares as to which the person has:

                        (i) Sole power to vote or to direct the vote: 384,500

                        (ii) Shared power to vote or to direct the vote: 0

                        (iii) Sole power to dispose or to direct the disposition
            of: 384,500

                        (iv) Shared power to dispose or to direct the
            disposition of: 0

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following .

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Inapplicable.

              IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING

ITEM 7.       COMPANY.

              Inapplicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Inapplicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Inapplicable.

ITEM 10.      CERTIFICATIONS.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                  SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 19, 2001


                                       CHILTON INVESTMENT COMPANY, INC.



                                    By:  /s/  Norman B. Champ
                                        ----------------------------------------
                                       Name: Norman B. Champ III
                                       Title: Managing Director